Exhibit 99.3

TELUS INTERNATIONAL (CDA) INC.

Omnibus LONG-TERM INCENTIVE Plan

Effective as of December 21, 2016

Amended and restated January 31, 2021

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TELUS INTERNATIONAL (CDA) INC.

AMENDED AND RESTATED OMNIBUS LONG-TERM INCENTIVE PLAN

TELUS International (Cda) Inc. (the “Corporation”) hereby establishes an Omnibus Long-Term Incentive Plan to provide certain qualified participants providing ongoing services to the Corporation and its Affiliates (as defined herein) with incentives and the opportunity to share in the Corporation’s long-term results. This Plan is also designed to promote the retention of these participants.

Article 1 - INTERPRETATION

Section 1.1	Definitions.

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

(a)	“Account” means an account maintained for each Participant on the books of the Corporation which will be credited with Awards, and in which will be recorded any Dividend Equivalents, in accordance with the terms of this Plan;
(b)	“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such specified Person, and “Affiliated” shall have a corresponding meaning;
(c)	“Awards” means an Option, a Phantom Option, a TI Phantom RSU, or a TELUS Phantom RSU granted to a Participant pursuant to the terms of the Plan;
(d)	“Board” means the board of directors of the Corporation;
(e)	“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in the City of Vancouver, British Columbia;
(f)	“Cause” means, as determined by the Board or its designee in its, his or her reasonable judgement (i) if the Participant has an Employment or Service Agreement in which “cause” or “just cause” is defined, any act or omission by such Participant that would constitute “cause” or “just cause” as defined therein or (ii) (A) the inability of the Participant to substantially perform all of his duties to the Corporation or any of its Affiliates due to a legal impediment such as an injunction, restraining order or other type of judicial judgment, decree or order entered against the Participant; (B) the Participant’s negligence in the performance of, or failure to perform to the Board’s or its designee’s satisfaction, his duties to the Corporation or any of its Affiliates; (C) any breach by the Participant of any non-disclosure, non-competition, non-solicitation, no-hire, non-disparagement, invention assignment or other restrictive covenant with respect to the Corporation or any of its Affiliates; (D) any material breach by the Participant of his obligations under any code of ethics, code of business conduct, anti-bribery, anti-corruption laws or any lawful policies or procedures of the Corporation or Affiliate in effect from time to time or under any agreement between the Participant and the Corporation or any of its Affiliates; (E) subject to applicable laws, excessive absenteeism or commission of a felony or indictable offence, other crime of moral turpitude, embezzlement, theft or fraud; (F) other misconduct that is or could reasonably be expected to be harmful to the business interests or reputation of the Corporation or any of its Affiliates; or (G) any other act or omission of the Participant which would in law or contract permit an employer to, without notice or payment in lieu of notice, terminate the employment or other service relationship of an employee or other service provider;

(g)	“Chair” means the chair of the Board;
(h)	“Change of Control” means, unless the Board determines otherwise, the happening, of any of the following events:
(i)	any transaction or series of transactions whereby any Person or group of Persons (other than an Affiliate of the Corporation, TELUS Corporation TELUS Communications Inc., the Investor or any of its Permitted Transferees (as defined in the Shareholders Agreement, without regard to subsections (b)(ii) and (iii) thereof), or Investor Fund, (as defined in the Shareholders Agreement)), acting jointly or in concert, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Shares;
(ii)	any transaction or series of transactions whereby any Person or group of Persons (other than an Affiliate of the Corporation, TELUS Corporation TELUS Communications Inc., the Investor or any of its Permitted Transferees (as defined in the Shareholders Agreement, without regard to subsections (b)(ii) and (iii) thereof), or Investor Fund (as defined in the Shareholders Agreement)), acting jointly or in concert, acquires all or substantially all of the assets of the Corporation and its Subsidiaries;
(iii)	the approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation, other than pursuant to an internal reorganization; and
(iv)	any transaction or series of transactions involving the Corporation, its Subsidiaries or its shareholders, which the Board, in its sole discretion, deems to be a Change of Control;
(i)	“Committee” has the meaning ascribed thereto in Section 2.1(1) hereof;
(j)	“Control” means (a) in relation to a Person that is a body corporate, the beneficial ownership, directly or indirectly, of voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization) carrying more than fifty per cent (50%) of the voting rights attaching to all voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization) or the right to elect or appoint a majority of the board of directors (or equivalent) of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), and (b) in relation to a Person that is a partnership, limited partnership, business trust or other similar entity, (i) the ownership, directly or indirectly, of voting securities of such Person carrying more than fifty per cent (50%) of the voting rights attaching to all voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), or (ii) the ownership, directly or indirectly, of other interests or the holding of a position (such as trustee) entitling the holder thereof to exercise control and direction over the activities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), and “Controls” and “Controlled” shall have corresponding meanings;
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(k)	“Corporation” means TELUS International (Cda) Inc., a corporation existing under the Business Corporations Act (British Columbia), as amended from time to time and any of its successors, including any successor by way of amalgamation, merger, arrangement or other reorganization;
(l)	“Date of Grant” of an Award means the effective date on which the grant of an Award to a Participant under the Plan is approved by the Chair, pursuant to Section 2.1(3), as specified in the applicable Grant Agreement;
(m)	“Disability” means (i) for purposes of the Plan only, the inability of a Participant to perform substantially all of such Participant’s duties and responsibilities to the Corporation or any Affiliate as a result of any illness, injury, accident or condition of either a physical or psychological nature suffered by such Participant, with or without accommodation to the point of undue hardship, for 120 consecutive days or any 180 days in any period of 365 days, which illness, injury, accident or condition is likely to continue in the foreseeable future to a similar degree as determined by a duly qualified medical practitioner reasonably selected by the Corporation or its Affiliate (provided that, if the Participant refuses to submit to a medical examination by such practitioner and the parties, acting reasonably, cannot agree to an alternate practitioner within 30 days following such Participant’s refusal, the determination of the Board (or its designee) of the issue acting upon any available medical information will be considered final and binding) or (ii) any other condition of the Participant that would constitute a “disability” under the Participant’s Employment or Service Agreement, if applicable;
(n)	“Dividend Equivalent” means (i) for purposes of Section 5.7, the additional TI Phantom RSUs (including fractional TI Phantom RSUs) credited to a Participant’s Account the number of which is calculated in accordance with Section 5.7; and (ii) for the purpose of Section 6.7, the additional TELUS Phantom Units (including fractional TELUS Phantom RSUs) credited to a Participant’s Account, the number of which is calculated in accordance with Section 6.7;
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(o)	“Eligible Participants” means any employee, director, or officer, of the Corporation or any of its Affiliates as determined by the Chair, pursuant to Section 2.1(3) hereof;
(p)	“Employment or Service Agreement” means, with respect to any Participant, any written employment or service agreement between the Corporation or an Affiliate and such Participant;
(q)	“Exercise Notice” means a notice in writing signed by a Participant and stating the Participant’s intention to exercise a particular Option;
(r)	“Grant Agreement” means an agreement evidencing the grant to a Participant of an Award, including an Option Agreement, a Phantom Option Agreement, a TI Phantom RSU Agreement, a TELUS Phantom RSU Agreement or an Employment or Service Agreement;
(s)	“Investor” means Riel B.V. and any Permitted Transferee (as defined in the Shareholders Agreement) thereof who is a shareholder of the Corporation or becomes a shareholder at such time pursuant to such permitted transfer;
(t)	“IPO” means an initial public offering, whether on a treasury or secondary basis, resulting in the holding of equity of the Corporation, directly or indirectly, by the public, or a transaction giving rise to a stock market listing of equity of the Corporation on an internationally recognized Canadian or U.S. stock exchange or any other stock exchange that is mutually acceptable to TELUS Communications Inc. and the Investor;
(u)	“Liquidity Event” means, at any time after the 5th anniversary of the Shareholders Agreement Effective Date, any event which results in the Investor selling some or all of its Voting Shares, but for greater certainty, does not include an IPO;
(v)	“Market Value” means the fair market value of a Share as determined by the Board in its sole discretion, acting reasonably and in good faith and taking into account the valuation conducted by an independent third party appraiser, if any, and such other information as the Board deems relevant;
(w)	“Option” means an option granted by the Corporation to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, as set forth in the Option Agreement;
(x)	“Option Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of Options and the terms and conditions thereof;
(y)	“Option Price” has the meaning ascribed thereto in Section 3.3 hereof;
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(z)	“Option Term” has the meaning ascribed thereto in Section 3.4(2) hereof;
(aa)	“Participants” means Eligible Participants that are granted Awards under the Plan;
(bb)	“Payment Value” means (i) in respect of TI Phantom RSUs, the amount of money equal to the Market Value of a Share on the TI Phantom RSU Settlement Date multiplied by the number of vested TI Phantom RSUs in the Participant’s Account; and (ii) in respect of TELUS Phantom RSUs, the amount of money equal to the TELUS Market Value of a TELUS Share on the TELUS Phantom RSU Settlement Date multiplied by the number of vested TELUS Phantom RSUs in the Participant’s Account;
(cc)	“Performance Criteria” means criteria established by the Board which, may include criteria based on the Participant’s personal performance, the financial performance of the Corporation and/or of its Affiliates, and/or quality of service indicators, and that may be used to determine the vesting of the Awards, when applicable;
(dd)	“Performance Multiplier” has the meaning ascribed thereto in Section 5.3(3);
(ee)	“Performance Period” means the period in which any Performance Criteria and other vesting conditions must be met for a Participant to be entitled to receive value in exchange for the settlement or exercise of Awards, as applicable;
(ff)	“Person” means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;
(gg)	“Phantom Option” means a right granted by the Corporation to a Participant to receive a payment, either in cash or in Shares, equal to the appreciation in the Shares in excess of the Market Value at the Date of Grant, during a specified period, as set forth in the Phantom Option Agreement;
(hh)	“Phantom Option Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of Phantom Options and the terms and conditions thereof;
(ii)	“Phantom Option Price” has the meaning ascribed thereto in Section 4.2 hereof;
(jj)	“Phantom Option Term” has the meaning ascribed thereto in Section 4.4(3) hereof;
(kk)	“Plan” means this amended and restated TELUS International (Cda) Inc. Omnibus Long-Term Incentive Plan, including any amendments or supplements hereto made after the date hereof;
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(ll)	“Reorganization” has the meaning ascribed thereto in Section 8.1 hereof;
(mm)	“Retirement” means (i) if the Participant has an Employment or Service Agreement in which “retirement” is defined, “retirement” as defined therein; (ii) if the Participant does not have an Employment or Service Agreement or the Employment or Service Agreement does not contain a definition of “retirement”, as defined in the Grant Agreement; or (iii) in all other cases, the cessation of the employment or engagement of a Participant with the Corporation or Affiliate on or after the date as determined by the following formula:

A + B = 80, where A is the Participant’s age and B is the amount of years of continuous and active service with the Corporation, TELUS or an Affiliate.

(nn)	“Shareholders Agreement” means the Shareholders Agreement dated the Shareholders Agreement Effective Date made between the Corporation and its shareholders, as the same may be amended or restated from time to time;
(oo)	“Shareholders Agreement Effective Date” means May 31, 2016;
(pp)	“Shares” means the Class D common shares in the share capital of the Corporation;
(qq)	“Subsidiary” means, with respect to any Person, any other Person Controlled by such Person;
(rr)	“Tax Act” means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;
(ss)	“TELUS” means TELUS Corporation and any of its successors, including any successor by way of amalgamation, merger, arrangement or other reorganization;
(tt)	“TELUS International Phantom Restricted Share Unit” or “TI Phantom RSU” means a unit granted or credited by the Corporation to a Participant’s Account entitling such Participant to receive in respect of a unit, the Payment Value, as set forth in the TI Phantom RSU Agreement;
(uu)	“TELUS Phantom Restricted Share Unit” or “TELUS Phantom RSU” means a unit granted or credited by the Corporation to a Participant’s Account entitling such Participant to receive in respect of a unit, the Payment Value, as set forth in the TELUS Phantom RSU Agreement;
(vv)	“TELUS Phantom RSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of TELUS Phantom RSUs and the terms and conditions thereof;
(ww)	“TELUS Phantom RSU Settlement Date” has the meaning determined in Section 6.4(1);
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(xx)	“TELUS Shares” means a common share in the share capital of TELUS, and includes any shares of TELUS into which such shares may be changed, classified, reclassified, subdivided, consolidated or converted from time to time;
(yy)	“TELUS Market Value” means, in relation to a TELUS Share, as at any date, the arithmetic average of the daily weighted average price per TELUS Share, as traded on the Toronto Stock Exchange (adjusted to exclude block trades representing a single transaction pertaining to the purchase and sale of 25,000 TELUS Shares or more and trades effected after 4:00pm EST) for the five (5) immediately preceding trading days;
(zz)	“Termination Date” means the date on which a Participant ceases to be an Eligible Participant as a result of a termination of employment or engagement with the Corporation and/or an Affiliate for any reason, including death, Retirement, Disability, resignation, or termination with or without Cause. For the purposes of the Plan, a Participant’s employment or engagement with the Corporation and/or an Affiliate shall be considered to have terminated effective on the last day of the Participant’s actual and active employment or engagement with the Corporation and/or Affiliate, whether such day is selected by agreement with the individual, or unilaterally by the Participant or the Corporation or Affiliate, and whether with or without advance notice to the Participant. Without limiting the generality of the foregoing, no period of notice or payment in lieu of notice that follows the Participant’s last day of actual and active employment or engagement shall be deemed to extend the Participant’s period of employment or engagement for the purpose of determining his or her rights or entitlements under the Plan. The Participant shall have no entitlement to damages or other compensation arising from or related to not receiving any awards which would have vested or accrued to the Participant after the date of cessation of employment or engagement or if working notice of termination had been given. However, nothing herein is intended to limit any statutory entitlements or termination and such statutory entitlements shall, if required, apply despite this language to the contrary;
(aaa)	“TI Phantom RSU Agreement” means a written agreement between the Corporation and a Participant evidencing the grant of TI Phantom RSUs and the terms and conditions thereof;
(bbb)	“TI Phantom RSU Settlement Date” has the meaning determined in Section 5.4;
(ccc)	“Vesting Date” means the date set forth in the applicable Grant Agreement; and
(ddd)	“Voting Shares” means the Class A common shares, the Class B common shares, and the Class C common shares of the Corporation.
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Section 1.2	Interpretation
(1)	Whenever the Board is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board.
(2)	As used herein, the terms “Article”, “Section” and “Schedule” mean and refer to the specified Article, Section and Schedule of this Plan, respectively.
(3)	Where the word “including” or “includes” is used in this Plan, it means “including (or includes) without limitation”.
(4)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.
(5)	Unless otherwise specified, all references to money amounts are to United States currency.

Article 2
ADMINISTRATION OF THE PLAN; GRANTING OF AWARDS

Section 2.1	Implementation and Administration of the Plan.
(1)	To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee of the Board (the “Committee”) all or any of the powers conferred on the Board pursuant to this Plan. In such event, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.
(2)	The day-to-day administration of this Plan may be delegated to such officers and employees of the Corporation or any of its Subsidiaries as the Board or Committee determines.
(3)	Notwithstanding the foregoing and anything to the contrary herein, the Board delegates to the Chair, on behalf of the Corporation, the authority, acting alone but in consultation with the Investor, to determine the Eligible Participants and approve all individual grants and applicable terms, including, for greater certainty, the value of the grants, Performance Criteria, Performance Period, and any other vesting conditions, granted under the Plan. In addition, the Board delegates to the President and Chief Executive Officer of TELUS, the authority to approve the annual, aggregate number of Awards to be granted under the Plan.
Section 2.2	Eligible Participants.

All Eligible Participants are eligible to participate in this Plan. Eligibility to participate does not confer upon any Eligible Participant any right to be granted Awards pursuant to this Plan. Granting Awards to any Eligible Participant does not confer upon any Eligible Participant the right to be granted any additional Awards at any time. The extent to which any Eligible Participant is entitled to be granted Awards pursuant to this Plan will be determined in the sole discretion of the Board. Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect an Eligible Participant’s relationship or employment with the Corporation or Affiliate.

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Section 2.3	Shares Subject to the Plan.
(1)	The aggregate number of Shares that may be issued pursuant to the exercise of Options or settlement of Phantom Options shall not exceed 5.5% of the total number of Voting Shares and other securities of the Corporation issued and outstanding from time to time. No Option or Phantom Option may be granted if such grant would have the effect of causing the total number of Shares subject to such award to exceed the above-noted total number of Shares reserved for issuance pursuant to the exercise or settlement of such award.
(2)	To the extent that Options or Phantom Options terminate for any reason prior to exercise in full or are cancelled, the Shares subject to such awards shall be added back to the number of Shares reserved for issuance under this Plan and such Shares will again become available for grant under this Plan.
Section 2.4	Granting of Awards.

Any Award granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Award, if applicable, upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, if applicable, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

Article 3
OPTIONS

Section 3.1	Nature of Options.

An Option is an option granted by the Corporation to an Eligible Participant entitling such Participant to acquire a designated number of Shares from treasury at the Option Price, subject to the provisions hereof and the applicable Option Agreement.

Section 3.2	Option Awards.

Subject to the provisions set forth in this Plan, the Board may, from time to time by resolution, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) fix the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, and (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”), the relevant vesting provisions (including Performance Criteria), the Option Term, and such other conditions and limitations the whole subject to the terms and conditions prescribed in this Plan and in any Option Agreement.

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Section 3.3	Option Price.

The Option Price for Shares that are the subject of any Option shall be fixed by the Board on the Date of Grant but shall not be less than the Market Value of the Shares at the Date of Grant.

Section 3.4	Vesting and Exercise of Options.
(1)	All Options granted under this Plan will vest in accordance with the terms of the Option Agreement entered into in respect of such Options.
(2)	Vested Options shall become exercisable in accordance with the terms of the Option Agreement and shall expire on a date no later than the tenth (10th) anniversary of the Date of Grant (the “Option Term”).
(3)	On the occurrence of an IPO or a Liquidity Event, the Board may, in its sole discretion, accelerate the vesting of such Options such that all Options shall be vested on the occurrence of such event. At such time of the IPO or Liquidity Event, on the accelerated vesting of any Options, if applicable, all Performance Criteria and Performance Multiplier, if any, with respect to such Options shall be deemed to have been met at target, as described in in the Option Agreement, or as otherwise determined by the Board.

(4)	Prior to its expiration or earlier termination in accordance with the Plan and following the exercise date as detailed in the Option Agreement, each Option shall be exercisable as to all or such part or parts of the Shares that are subject to any Option and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Board may determine at the time of granting the particular Option.
Section 3.5	Method of Exercise and Payment of Option Price.
(1)	Subject to the provisions of the Plan and specifically Section 7.1(5) , an Option granted under the Plan shall be exercisable (as provided in Section 3.4 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering a fully completed Exercise Notice which shall specify the number of Shares in respect of which the Option is being exercised and shall be accompanied by full payment, by cash, cheque or bank draft or other means acceptable to the Corporation, including through a cashless exercise mechanism or broker assisted exercise, if available, of the Option Price for the number of Shares specified therein.
(2)	The Corporation shall, as soon as practicable after the valid exercise of an Option:
(a)	deliver to the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) a certificate in the name of the Participant representing in the aggregate such number of Shares as the Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice; or
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(b)	in the case of Shares issued in uncertificated form, cause the issuance of the aggregate number of Shares as the Participant (or the liquidator, executor or administrator, as the case may be, of the estate of the Participant) shall have then paid for and as are specified in such Exercise Notice to be evidenced by a book position on the register of the shareholders of the Corporation.
Section 3.6	Option Agreements.

Options shall be evidenced by an Option Agreement or included in an Employment or Service Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine.

Section 3.7	Shareholders Agreement.

If applicable at the time of exercise, each Participant must, as a condition to exercising an Option, execute and deliver a counterpart copy of the Shareholders Agreement, or a written agreement in form and substance satisfactory to the Principal Shareholders (as defined in the Shareholders Agreement), agreeing to be bound by the Shareholders Agreement, and any other agreement that the Corporation requires a holder of Shares to sign (to the extent that such agreements exist and such Participant is not already a party to such agreements), in form and substance satisfactory to the Corporation. Each Participant acknowledges that the Shareholders Agreement restricts transfers of Shares.

Article 4
PHANTOM OPTIONS

Section 4.1	Nature of Phantom Options.

A Phantom Option is an Award entitling the recipient to receive a payment, either in cash or in Shares, equal to the appreciation in the Corporation’s Shares over a specified period subject to the terms and conditions contained herein.

Section 4.2	Phantom Option Awards.

Subject to the provisions herein set forth, the Board may, from time to time by resolution, (i) designate the Eligible Participants who may receive Phantom Options under the Plan, (ii) fix the number of Phantom Options to be granted to each Eligible Participant and the date or dates on which such Phantom Option shall be granted, and (iii) determine the grant value of such Phantom Option (the “Phantom Option Price”) and the relevant conditions and vesting provisions (including the applicable Performance Period, Performance Criteria, if any, and Performance Multiplier, if any) and the Phantom Option Term, the whole subject to the terms and conditions prescribed in this Plan and in any Phantom Option Agreement.

Section 4.3	Phantom Option Price.

The Phantom Option Price for the Shares that are the subject of any Phantom Option shall be fixed by the Board when such Phantom Option is granted, but shall not be less than the Market Value of such Shares at the Date of Grant.

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Section 4.4	Phantom Option Vesting and Term.
(1)	Each Phantom Option Agreement shall describe the vesting conditions, Performance Criteria, if any, the Performance Period and the Performance Multiplier, if any, established by the Board that must be achieved for the Phantom Options to vest to the Participant, provided, unless the Phantom Options vest on the Date of Grant, the Participant is continuously and actively employed by or in service with the Corporation, or any of its Affiliates, from the Date of Grant until such Vesting Date.
(2)	Notwithstanding that a Phantom Option has vested, no amount in respect of the Phantom Option will be payable to a Participant until the Phantom Option is exercisable and settled in accordance with this Plan.
(3)	The Phantom Option shall expire on a date no later than the tenth (10th) anniversary of the Date of Grant (the “Phantom Option Term”).
Section 4.5	Exercise and Settlement of Phantom Option.
(1)	Vested Phantom Options will be exercisable in accordance with the Phantom Option Agreement.

(2)	On the occurrence of an IPO or a Liquidity Event, the Board may, in its sole discretion, accelerate the vesting such that all Phantom Options shall be vested on the occurrence of such event. At such time of the IPO or Liquidity Event, on the accelerated vesting of any Phantom Options, if applicable, all Performance Criteria and Performance Multiplier, if any, with respect to such Phantom Options shall be deemed to have been met at target, as described in the Phantom Option Agreement or as otherwise determined by the Board.
(3)	Once exercisable, within 6 months after the applicable date of exercise, but no later than December 31 of the calendar year that contains the date of exercise, the Corporation shall settle the vested Phantom Options by either: (i) making a cash payment, (ii) issuing Shares from treasury, or (iii) purchasing Shares in the open market, if available, with a value equal to the excess of the Market Value of the Shares on the date of settlement over the Phantom Option Price, multiplied by (i) the number of Shares underlying such Phantom Option, and (ii) the Performance Multiplier, if any. Following receipt of such payment, the Phantom Options so settled shall expire and have no further value. Share settled Phantom Options will be settled through the issuance of Shares in the same manner as outlined in Section 3.5(2).
(4)	The Phantom Option Agreement shall specify how and in what manner the Corporation will satisfy such settlement.
Section 4.6	Phantom Option Agreements.

Phantom Options shall be evidenced by a Phantom Option Agreement or included in an Employment or Service Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine. The Phantom Option Agreement shall contain such terms that may be considered necessary in order that the Phantom Option will comply with any provisions respecting phantom options in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the corporation.

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Section 4.7	Shareholders Agreement.

If the Corporation chooses to settle the Phantom Options by issuing Shares from treasury and if applicable at such time , each Participant must, as a condition prior to the settlement of a Phantom Option, sign and deliver a counterpart and acknowledgment to the Shareholders Agreement and any other agreement that the Corporation requires a holder of Shares to sign (to the extent that such agreements exist and such Participant is not already a party to such agreements), in form and substance satisfactory to the Corporation. Each Participant acknowledges that the Shareholders Agreement restricts transfers of Shares.

Article 5
TELUS INTERNATIONAL Phantom RESTRICTED SHARE UNITS

Section 5.1	Nature of TI Phantom RSUs.

A TI Phantom RSU is an Award granted by the Corporation to the Eligible Participant entitling such Participant to receive, in respect of a unit, the Payment Value subject to the provisions herein and the applicable TI Phantom RSU Agreement. Conditions may be based on continuing and active employment (or other service relationship) and/or achievement of certain Performance Criteria.

Section 5.2	TI Phantom RSU Awards.
(1)	Subject to the provisions of this Plan, the Board may, from time to time by resolution, (i) designate the Eligible Participants who may receive TI Phantom RSUs under the Plan, (ii) fix the number of TI Phantom RSUs, if any, to be granted to each Eligible Participant and the dates on which such TI Phantom RSUs shall be granted, and (iii) determine the relevant vesting provisions (including Performance Criteria) and such other conditions and limitations, the whole subject to the terms and conditions prescribed in this Plan and in any TI Phantom RSU Agreement.
(2)	The Corporation shall maintain an Account for each Participant, in which shall be recorded the number of vested and unvested TI Phantom RSUs granted or credited to such Participant.
Section 5.3	Performance Period, Performance Criteria, and Vesting.
(1)	For each award of TI Phantom RSUs, the Board may specify in the TI Phantom RSU Agreement, the Performance Period provided that such Performance Period may not expire after December 31 of the third calendar year following the year in which the services giving rise to the award were rendered.
(2)	For each award of TI Phantom RSUs, the Board may specify in the TI Phantom RSU Agreement, the Performance Criteria and other vesting conditions, if any, which must be met during the Performance Period in order for a Participant to be entitled to receive the Payment Value in exchange for his TI Phantom RSUs. For greater certainty, TI Phantom RSUs may vest on the Date of Grant and not be subject to any Performance Period or Performance Criteria.
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(3)	Each TI Phantom RSU Agreement shall describe, if applicable, the Performance Criteria and the Performance Period established by the Board that must be achieved for TI Phantom RSUs to vest to the Participant, provided, unless the TI Phantom RSUs vest on the Date of Grant, the Participant is continuously and actively employed by or in service with the Corporation, or any of its Affiliates, from the Date of Grant until such Vesting Date. The Board, in its sole discretion, will have the authority to decide if the Performance Criteria have been met. The TI Phantom RSU Agreement may provide that the number of Shares that each TI Phantom RSU entitles the Participant to receive value in respect of, being one Share, will be multiplied by a factor (the “Performance Multiplier”) such that each TI Phantom RSU will entitle the Participant to receive value with respect to more than or less than one Share.
Section 5.4	Settlement of TI Phantom RSUs.
(1)	Except as otherwise provided in the TI Phantom RSU Agreement, in the event that the vesting conditions, the Performance Criteria and Performance Period, if applicable, of a TI Phantom RSU are satisfied: all of the vested TI Phantom RSUs covered by a particular grant shall be settled within 60 days following their Vesting Date but in no event later than December 31 of the third calendar year following the year in which the services giving rise to the grant of the Award were rendered (the “TI Phantom RSU Settlement Date”).
(2)	The TI Phantom RSU Agreement may provide that such TI Phantom RSUs shall vest on the Date of Grant, but will not be paid or settled prior to the date that is the TI Phantom RSU Settlement Date.
(3)	Settlement of TI Phantom RSUs shall take place on the TI Phantom RSU Settlement Date by the Corporation delivering a cheque to the Participant or payment through normal payroll procedures, if available, in an amount equal to the Payment Value.
Section 5.5	Determination of Amounts.

For purposes of determining the Payment Value of TI Phantom RSUs to be made pursuant to Section 5.4, such calculation will be made on the Vesting Date based on the Market Value of a Share on such date multiplied by the number of vested TI Phantom RSUs in the Participant’s Account. For such TI Phantom RSUs that vest on the Date of Grant, the calculation shall be made on the TI Phantom RSU Settlement Date.

Section 5.6	TI Phantom RSU Agreements.

TI Phantom RSUs shall be evidenced by a TI Phantom RSU Agreement or included in an Employment or Service Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine.

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Section 5.7	Award of Dividend Equivalents.

In the event a dividend becomes payable on the Shares, then on the payment date for such dividend, each Participant’s Account shall, unless otherwise determined by the Board in respect of any grant of TI Phantom RSUs, be credited with additional TI Phantom RSUs (including fractional TI Phantom RSUs) of the same kind as credited in such Participant’s applicable Account, the number of which shall be determined by dividing: (i) the amount determined by multiplying (a) the number of TI Phantom RSUs in such Participant’s Account (whether vested or unvested) on the record date for the payment of such dividend by (b) the dividend paid per Share, by (ii) the Market Value of a Share on the dividend payment date for such dividend, in each case, with fractions computed to two decimal places. Such additional TI Phantom RSUs (including fractional TI Phantom RSUs), if credited, shall vest on the same basis, and shall have the same TI Phantom RSU Settlement Date, as the underlying TI Phantom RSUs.

Article 6
TELUS Phantom RESTRICTED SHARE UNITS

Section 6.1	Nature of TELUS Phantom RSUs.

A TELUS Phantom RSU is an Award entitling the recipient to receive, in respect of a TELUS Share, the Payment Value subject to such restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing and active employment (or other service relationship) and/or achievement of certain Performance Criteria.

Section 6.2	TELUS Phantom RSU Awards.
(1)	Subject to the provisions of this Plan, the Board may, from time to time by resolution, (i) designate the Eligible Participants who may receive TELUS Phantom RSUs under the Plan, (ii) fix the number of TELUS Phantom RSUs, if any, to be granted to each Eligible Participant and the dates on which such TELUS Phantom RSUs shall be granted, and (iii) determine the relevant vesting provisions (including Performance Criteria) and such other conditions and limitations, the whole subject to the terms and conditions prescribed in this Plan and in any TELUS Phantom RSU Agreement.
(2)	The Corporation shall maintain an Account for each Participant, in which shall be recorded the number of vested and unvested TELUS Phantom RSUs granted or credited to such Participant.
Section 6.3	Performance Period, Performance Criteria, and Vesting.
(1)	For each award of TELUS Phantom RSUs, the Board may specify in the TELUS Phantom RSU Agreement, the Performance Period provided that such Performance Period may not expire after December 31 of the third calendar year following the year in which the services giving rise to the Award were rendered.
(2)	For each award of TELUS Phantom RSUs, the Board may specify in the TELUS Phantom RSU Agreement, the Performance Criteria and other vesting conditions, if any, which must be met during the Performance Period in order for a Participant to be entitled to receive the Payment Value in exchange for his TELUS Phantom RSUs. For greater certainty, TELUS Phantom RSUs may vest on the Date of Grant and not be subject to any Performance Period or Performance Criteria.
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(3)	Each TELUS Phantom RSU Agreement shall describe, if applicable, the Performance Criteria, the Performance Period and the Performance Multiplier, if any, established by the Board that must be achieved for TELUS Phantom RSUs to vest to the Participant, provided, unless the TELUS Phantom RSUs vest on the Date of Grant, the Participant is continuously and actively employed by or in service with the Corporation, or any of its Affiliates, from the Date of Grant until such Vesting Date. The Board, in its sole discretion, will have the authority to decide if the Performance Criteria have been met.
Section 6.4	Settlement of TELUS Phantom RSUs.
(1)	Except as otherwise provided in the TELUS Phantom RSU Agreement, in the event that the vesting conditions, the Performance Criteria and Performance Period, if applicable, of a TELUS Phantom RSU are satisfied: all of the vested TELUS Phantom RSUs covered by a particular grant shall be settled within 60 days following their Vesting Date but in no event later than December 31 of the third calendar year following the year in which the services giving rise to the grant of the award were rendered (the “TELUS Phantom RSU Settlement Date”).
(2)	The TELUS Phantom RSU Agreement may provide that such TELUS Phantom RSUs shall vest on the Date of Grant, but will not be paid or settled prior to the date that is the TELUS Phantom RSU Settlement Date.
(3)	Settlement of TELUS Phantom RSUs shall take place on the TELUS Phantom RSU Settlement Date by the Corporation delivering a cheque to the Participant or through normal payroll procedures, if available, in an amount equal to the Payment Value.
Section 6.5	Determination of Amounts.

For purposes of determining the Payment Value of TELUS Phantom RSUs to be made pursuant to Section 6.4, such calculation will be made on the Vesting Date based on the TELUS Market Value of a TELUS Share on such date multiplied by the number of vested TELUS Phantom RSUs in the Participant’s Account. For such TELUS Phantom RSUs that vest on the Date of Grant, the calculation shall be made on the TELUS Phantom RSU Settlement Date.

Section 6.6	TELUS Phantom RSU Agreements.

TELUS Phantom RSUs shall be evidenced by a TELUS Phantom RSU Agreement or included in an Employment or Service Agreement, in such form not inconsistent with the Plan as the Board may from time to time determine.

Section 6.7	Award of Dividend Equivalents.

In the event a dividend becomes payable on the TELUS Shares, then on the payment date for such dividend, each Participant’s Account shall, unless otherwise determined by the Board in respect of any grant of TELUS Phantom RSUs, be credited with additional TELUS Phantom RSUs (including fractional TELUS Phantom RSUs) of the same kind as credited in such Participant’s applicable Account, the number of which shall be determined by dividing: (i) the amount determined by multiplying (a) the number of TELUS Phantom RSUs in such Participant’s Account (whether vested or unvested) on the record date for the payment of such dividend by (b) the dividend paid per TELUS Share, by (ii) the TELUS Market Value of a TELUS Share on the dividend payment date for such dividend, in each case, with fractions computed to two decimal places. Such additional TELUS Phantom RSUs (including fractional TELUS Phantom RSUs), if credited, shall vest on the same basis, and shall have the same TELUS Phantom RSU Settlement Date, as the underlying TELUS Phantom RSUs.

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Article 7
GENERAL CONDITIONS

Section 7.1	General Conditions applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(1)	Employment/Other Service Relationship - The granting of an Award to a Participant shall not impose upon the Corporation or an Affiliate any obligation to retain the Participant in its employ or engagement in any capacity. For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Corporation to grant any awards in the future nor shall it entitle the Participant to receive future grants.
(2)	Rights as a Shareholder - Neither the Participant nor such Participant’s personal representatives or legatees shall have any rights whatsoever as a shareholder in respect of any Shares covered by such Participant’s Awards until the date of issuance of a share certificate to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) or in the case of Shares issued in uncertified form, until the date of issuance is evidenced by a book position on the register of the shareholders of the Corporation. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.
(3)	Transferrable Awards – Awards granted under this Plan shall not be transferrable or assignable.
(4)	Restrictive Covenants – As specified in the applicable Grant Agreement, each Award shall be subject to the restrictive covenants set out in the Participant’s Employment or Service Agreement, if applicable, and/or other restrictive covenants that are reasonable and necessary to protect the legitimate business interests of the Corporation and its Affiliates.
(5)	Public Trading - None of the Corporation’s equity securities are publicly traded as of the date hereof, and the Corporation has made no representations, covenants or agreements as to whether there will be a public market for any of its securities. A Grant Agreement may specify that a Participant’s securities may be subject to a lock-up agreement in the event of an IPO.
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Section 7.2	Termination.

Unless as otherwise stated in a Grant Agreement, each Award shall be subject to the following conditions:

(1)	Termination without Cause. If a Participant ceases to be an Eligible Participant as a result of such Participant’s termination of employment or engagement without Cause, the following rules apply to each Award:
(a)	Options and Phantom Options:
(i)	Any vested and unexercised Option and Phantom Option granted to such Participant shall become exercisable and must be exercised within 90 days of the Termination Date, in accordance with the terms of the Plan, otherwise such awards will expire and be of no further force or effect whatsoever. Once exercised, the Participant shall be entitled to surrender such Option or Phantom Option to the Corporation in exchange for a cash payment equal to the excess of the Market Value of a Share on such surrender date over the Option Price or Phantom Option Price, as the case may be, multiplied by the number of Shares underlying such Option or Phantom Option, as the case may be, and the Performance Multiplier, if any. The Performance Multiplier will be determined as at the Termination Date and the revised Performance Period shall be the period from the Date of Grant to the Termination Date.
(ii)	All Options and Phantom Options, as applicable, held by such Participant that are unvested shall expire on the Termination Date and be of no further force or effect whatsoever.
(b)	TI Phantom RSUs and TELUS Phantom RSUs: A pro-rata number of unvested TI Phantom RSUs and TELUS Phantom RSUs, as applicable, shall be treated as vested, such pro-rata number of TI Phantom RSUs and TELUS Phantom RSUs, as applicable, determined by multiplying the total number of TI Phantom RSUs and TELUS Phantom RSUs, as applicable, awarded by a fraction where (i) the numerator is the total number of days between the applicable Date of Grant of such award and the Termination Date and (ii) the denominator is the number of total days in the original Performance Period. The Performance Multiplier will be determined as at the Termination Date and the revised Performance Period shall be the period from the Date of Grant to the Termination Date.
(2)	Termination with Cause. If a Participant ceases to be an Eligible Participant as a result of such Participant’s termination of employment or engagement with Cause, any unexercised or unvested Award, or any portion thereof, as applicable, granted to such Participant shall expire on the Termination Date and be of no further force or effect whatsoever. In addition, in the event of such Participant’s termination of employment or engagement for Cause or at a time when the Participant’s employment or engagement could have been terminated for Cause, any vested Award, or any portion thereof, as applicable, granted to such Participant shall expire on the Termination Date and be of no further force or effect whatsoever.

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(3)	Voluntary Resignation or Breach of Restrictive Covenants. If a Participant ceases to be an Eligible Participant as a result of such Participant’s voluntary resignation from employment or engagement or the Participant’s breach of any non-disclosure, non-competition, non-solicitation, no-hire, non-disparagement, invention assignment or other restrictive covenant with respect to the Corporation or any of its Affiliates (including without limitation any such restrictive covenants set forth in such Participant’s Grant Agreement) at any time, including following the Termination Date, any unexercised or unvested Award, or any portion thereof, as applicable, granted to such Participant shall expire on the Termination Date and be of no further force or effect whatsoever. In addition, any vested Award, or any portion thereof, as applicable, granted to such Participant shall expire on the Termination Date (or the date of such Participant’s breach of any such restrictive covenants, as applicable) and be of no further force or effect whatsoever.
(4)	Death. If a Participant dies while in his capacity as an Eligible Participant:
(a)	any unvested TI Phantom RSUs and TELUS Phantom RSUs will vest immediately and will be settled on the earlier of (i) the original Vesting Date, or (ii) within 60 days following the annual valuation of the Corporation which occurs after the death of the Participant;
(b)	any unvested Options or Phantom Options will immediately vest on the Termination Date, and, at such time, the Participant’s legal representative, executor, or administrator, as the case may be, of the estate of the Participant, shall be entitled to surrender such Option or Phantom Option to the Corporation within 60 days following the annual valuation of the Corporation which occurs after the death of the Participant, in exchange for a cash payment equal to the excess of the Market Value of a Share on such surrender date over the Option Price or Phantom Option Price, as the case may be, multiplied by the number of Shares underlying such Option or Phantom Option, as the case may be, and the Performance Multiplier, if any.

For the purposes of this Section 7.2(4), unless otherwise deemed by the Board, all Performance Criteria and Performance Multiplier, if any, with respect to Awards shall be deemed to have been met at target on the relevant Termination Date.

(5)	Disability and Retirement. Upon a Participant ceasing to be an Eligible Participant by reason of Disability or Retirement, all Awards held by such Participant shall continue to vest and be settled or exercised in accordance with the Plan as if the Participant continued to be actively employed with the Corporation or Affiliate.
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(6)	Termination on a Change of Control. If prior to the 5th anniversary of the Shareholders Agreement Effective Date, a Participant ceases to be employed by the Corporation or Affiliate by virtue of being terminated without Cause within twelve months following a Change of Control:
(a)	with respect to TI Phantom RSUs and TELUS Phantom RSUs, all unvested awards held by the Participant on the Termination Date shall become vested and the Vesting Date shall be the Termination Date and such awards shall be settled in accordance with the Plan; and
(b)	with respect to unvested Options and Phantom Options, all such awards shall vest on the Termination Date.

For the purposes of this paragraph, unless otherwise determined by the Board, all Performance Criteria and Performance Multiplier, if applicable, with respect to Awards shall be deemed to have been met at target on the date of the Change of Control.

(7)	The Participant shall have no entitlement to damages or other compensation arising from or related to not receiving any awards which would have vested or accrued to the Participant after the date of cessation of employment or if working notice of termination has been given.

Article 8
ADJUSTMENTS AND AMENDMENTS

Section 8.1	Adjustments and Reorganizations.

In the event of any change in the outstanding Shares after the date hereof by reason of any subdivision or consolidation of Shares or any similar capital reorganization or a payment of a share dividend (other than a share dividend that is in lieu of a cash dividend), amalgamation, plan of arrangement, reorganization, recapitalization, merger, consolidation, decapitalization, spin-off, combination, or exchange of Shares or any transaction similar to any of the foregoing (each such event, a “Reorganization”) other than regular cash dividends such proportionate adjustments, if any, as the Board in its sole discretion and without liability may deem equitable to reflect such change shall be made with respect to the number of Awards outstanding under the Plan, the number of Shares available for issuance under the Plan, the number of Shares issuable under any outstanding Award, the Option Price or Phantom Option Price, as applicable, of any outstanding Option or Phantom Option or the securities underlying the Awards, and such other terms of the Awards. In the event the Corporation is not the surviving entity in an amalgamation, merger or consolidation with another entity or in the event of a liquidation, reorganization or similar transaction and in the absence of any surviving entity’s assumption of outstanding awards made under the Plan, the Board may provide for appropriate settlements of Awards.

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Section 8.2	Amendment or Discontinuance of the Plan.
(1)	Subject to Section 8.2(4), the provisions of this Plan may be amended at any time and from time to time upon the approval of the Board and without shareholder approval. The Plan, as amended, shall govern the rights and obligations of the Corporation and the Participants with respect to all then outstanding Awards; provided, however, that no such action may materially and adversely affect the rights of a Participant under any Awards then outstanding without the consent of such Participant. Without limiting the generality of the forgoing, the Board may, without shareholder approval, at any time or from time to time, amend the Plan or any Award granted pursuant to the Plan for the purposes of:
(a)	making any amendments to the general vesting provisions of each Award;
(b)	making any amendments to provisions relating to the early termination of Awards on termination of employment or termination of directorship;
(c)	making any amendments to add covenants of the Corporation for the protection of Participants, provided that the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants;
(d)	making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, having in mind the best interests of the Participants it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Board shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants; or
(e)	making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.
(2)	If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as Awards or any rights pursuant thereto remain outstanding and, notwithstanding the termination of the Plan, the Board will remain able to make such amendments to the Plan or the Awards as they would have been entitled to make if the Plan were still in effect.
(3)	No such amendment to the Plan shall cause the Plan in respect of Options to cease to be a plan described in section 7 of the Tax Act or any successor to such provision. In addition, no such amendment to the Plan shall cause any other type of Award to become a “salary deferral arrangement” as defined in subsection 248(1) of the Tax Act or any successor to such provision.
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(4)	Approval of the holders of the voting shares of the Corporation shall be required for any amendment, modification or change that:
(a)	increases the number of Shares reserved for issuance under the Plan, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares);
(b)	reduces the Option Price of an Option or the Phantom Option Price of a Phantom Option (for this purpose, a cancellation or termination of an Award of a Participant prior to its expiry date for the purpose of reissuing an Award to the same Participant with a lower Option Price or Phantom Option Price shall be treated as an amendment to reduce the Option Price or Phantom Option Price of an Award), except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares;
(c)	extends the term of an Award beyond the original expiry date;
(d)	permits Awards to be transferred except for normal estate settlement purposes; or
(e)	deletes or reduces the range of amendments which require approval of the holders of voting shares of the Company under this Section 8.2(4).

Article 9
Liquidity event

Section 9.1	Liquidity Event.

Notwithstanding any other provision of this Plan, in the event of a Liquidity Event:

(1)	the Board shall have the right to provide for the conversion or exchange of any outstanding Award into or for awards, rights or other securities in any entity participating in or resulting from a Liquidity Event, provided that the value of previously granted Awards and the rights of Participants are not materially adversely affected by any such changes,
(2)	all TI Phantom RSUs and all TELUS Phantom RSUs shall continue to vest in accordance with the Plan and applicable Grant Agreement, however the Board may, in its sole discretion, accelerate the vesting of any or all outstanding Awards to provide that such outstanding Awards shall be fully vested and conditionally exercisable, if applicable, upon (or prior to) the completion of the Liquidity Event, and
(3)	to the extent that the Liquidity Event would be as a result of a Reorganization and the Board does not accelerate the vesting of Awards, the Board shall make such proportionate adjustments as contemplated in Section 8.1 as it deems equitable in the circumstances to ensure that, upon completion of the proposed Liquidity Event, the number and kind of shares subject to outstanding Awards and/or the Exercise Price of Options, if applicable, shall be appropriately adjusted in such manner as the Board considers equitable.
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Article 10
CHANGE OF CONTROL

Section 10.1	Effect of Change of Control.
(1)	If a Change of Control occurs, the Board has the right to provide for the conversion or exchange of any outstanding Awards into or for units, rights or other securities in any entity participating in or resulting from a Change of Control, provided that the value of previously granted Awards and the rights of Participants are not materially adversely affected by any such changes.
(2)	If a Change of Control occurs and the surviving, successor or acquiring entity does not assume the outstanding Awards or substitute similar awards for the outstanding Awards, the Corporation will give written notice to all Participants advising that the Plan will be terminated effective immediately prior to the Change of Control and all Awards will be deemed to be vested and exercisable. In such instance, in the Board’s discretion, the Performance Criteria and the Performance Multiplier will be deemed to have been met at target and the Vesting Date for all Awards shall be accelerated to the date of the Change of Control and shall be payable on such date, subject to Section 11.6 for U.S. taxpayers.
(3)	If after the 5th anniversary of the Shareholders Agreement Effective Date, a Change of Control occurs, subject to Section 11.6, the vested Options and vested Phantom Options shall become exercisable and the Board may make arrangements to assist the Participants in tendering to a take-over bid or other transaction leading to a Change of Control event. In respect of any unvested Awards, at the occurrence of a Change of Control, the Board may, accelerate vesting of all Awards such that the Vesting Date is the date of the Change of Control, or the Board may provide for the conversion or exchange of any outstanding Awards into or for units, rights or other securities in any entity participating in or resulting from a Change of Control. In such instance, in the Board’s discretion, the Performance Criteria and Performance Multiplier will be deemed to have been met at target.

Article 11
MISCELLANEOUS

Section 11.1	Use of an Administrative Agent and Trustee.

The Board may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Board.

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Section 11.2	Tax Withholding.

Notwithstanding any other provision of this Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable taxes and source deductions. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, the withholding obligation may be satisfied by (a) if available, having the Participant elect to have the appropriate number of such Shares sold by the Corporation, the Corporation’s transfer agent and registrar or any trustee appointed by the Corporation pursuant to Section 11.1 hereof, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Corporation, which will in turn remit such amounts to the appropriate governmental authorities, or (b) any other mechanism as may be required or appropriate to conform with local tax and other rules.

Section 11.3	Reorganization of the Corporation.

The existence of any Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation or to create or issue any bonds, debentures, shares or other securities of the Corporation or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

Section 11.4	Unfunded Obligation.

Unless otherwise determined by the Board, the Plan will be an unfunded obligation of the Corporation and the Corporation’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant or other person shall have any right to any specific assets of the Corporation. The Corporation shall not segregate any assets for the purpose of funding its obligations with respect to the Awards granted hereunder and shall not be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Corporation under the Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property or assets of the Corporation. To the extent any individual holds rights under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured general creditor of the Corporation.

Section 11.5	Awards to Foreign Employees.

The Board shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees who are located in a country other than Canada shall be eligible to participate in the Plan. The Board may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify: (i) rights on death, Disability or Retirement or on termination of employment or engagement; (ii) available methods of exercise or settlement of an award; (iii) payment of income, social insurance contributions and payroll taxes; (iv) the withholding procedures and handling of any indicia of ownership which vary with national or local requirements of foreign jurisdictions. The Board may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

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Section 11.6	U.S. Taxation.
(1)	The Plan is intended to be exempt from, or to comply with, Section 409A of the United States Internal Revenue Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered so as to avoid accelerated taxation and the additional tax imposed by Section 409A. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless Applicable Laws require otherwise. With respect to any award that is deemed to be non-qualified deferred compensation and which is due to be paid on account of a U.S taxpayer Participant’s termination of employment, termination of employment shall be interpreted to mean a “Separation from Service” within the meaning of Section 409A. Notwithstanding anything to the contrary in the Plan, with respect to any such payment owing to a “specified employee” within the meaning of Section 409A, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable pursuant to the Plan during the six (6) month period immediately following the U.S. taxpayer Participant’s termination of employment or engagement shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding anything to the contrary in the Plan, no award held by a U.S. taxpayer that is deemed to be non-qualified deferred compensation shall be payable solely due to a Change in Control, unless such event also meets the requirements for a “change in ownership” or a “change in control” within the meaning of Section 409A.
(2)	Notwithstanding the foregoing, neither the Corporation nor the Board shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Corporation nor the Board will have any liability to any Participant for such tax or penalty.
Section 11.7	Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

Section 11.8	Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

Section 11.9	Effective Date of the Plan.

The Plan shall take effect on December 21, 2016.

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